Exhibit 99.1

Alliant Energy Corporation

Corporate Headquarters

4902 North Biltmore Lane

Suite 1000

Madison, WI 53718-2148

www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES 2011 RESULTS

MADISON, Wis. – February 10, 2012 – Alliant Energy Corporation (NYSE: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings from continuing operations for 2011 and 2010 as follows:

Earnings Per Share (EPS):	Adjusted (non-GAAP) EPS from Continuing Operations		GAAP EPS from Continuing Operations
	2011	2010	2011	2010
Utilities	$2.77	$2.65	$2.57	$2.51
Non-regulated and Parent	(0.01)	0.10	0.16	0.11

Alliant Energy Consolidated	$2.76	$2.75	$2.73	$2.62

“2011 utility and transportation results were in line with our expectations, however RMT results disappointed,” said Bill Harvey, Alliant Energy Chairman and CEO. “Our utility, transportation and non-regulated generation businesses continue to produce solid financial results. In 2012, we will continue to provide safe, reliable service to our customers and will remain focused on delivering earnings growth by successfully executing our strategic plan, including continued implementation of operating modifications and efficiencies throughout the business to control costs.”

Utilities - Alliant Energy’s utility operations generated $2.77 per share of non-GAAP EPS from continuing operations in 2011, which was $0.12 per share higher than in 2010. Earnings for Alliant Energy’s utility business were positively impacted by the implementation of new electric base rates in its three retail jurisdictions, lower capacity payments, production tax credits generated by Wisconsin Power and Light Company’s (WPL’s) Bent Tree wind project in 2011 and positive weather impacts on electric sales. The positive EPS drivers were partially offset by depreciation and operating expenses for WPL’s Bent Tree wind project, higher electric transmission expenses net of recoveries, income tax impacts at Interstate Power and Light Company (IPL) due to Iowa rate making practices, allowance for funds used during construction on WPL’s Bent Tree wind project in 2010 and higher depreciation expense.

Non-regulated and Parent - Alliant Energy’s non-regulated and parent operations generated a loss of $0.01 per share of non-GAAP EPS from continuing operations in 2011, which was $0.11 per share lower than in 2010. Earnings for Alliant Energy’s non-regulated business were negatively impacted by losses at RMT, Inc. (RMT) due to solar subcontractor performance and erosion of margins on wind projects. This negative EPS driver was partially offset by higher earnings generated by Alliant Energy’s Transportation business.

Earnings Adjustments - 2011 non-GAAP EPS excludes net losses of $0.03 per share from adjustments consisting of restructuring and impairment charges, regulatory-related charges and credits, charges related to an amendment to Alliant Energy’s Cash Balance Pension Plan, charges for emission allowance contracts and the reversal of deferred tax valuation allowances. 2010 non-GAAP EPS excludes net losses of $0.13 per share from adjustments consisting of regulatory-related charges and credits, healthcare legislation charges, restructuring and impairment charges, gains related to completion of federal income tax audits and a depreciation adjustment. These adjustments, which relate to significant charges or gains that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP. Refer to page 6 of this document for additional details of the earnings adjustments for 2011 and 2010. Details regarding GAAP EPS from continuing operations variances between 2011 and 2010 for Alliant Energy’s operations are as follows:

	Total Year GAAP EPS
	2011	2010
Utilities	$2.57	$2.51
Non-regulated and Parent	0.16	0.11

Alliant Energy Consolidated	$2.73	$2.62

	2011	2010	Variance
Utility operations:
WPL non-fuel retail electric rate increase (Wisconsin jurisdiction)	$0.20	$—	$0.20
IPL non-fuel retail electric rate increases (Iowa & Minnesota jurisdictions)	0.17	—	0.17
Depreciation and operating expenses from WPL’s Bent Tree wind project	(0.13)	—	(0.13)
Capacity charges at WPL for Kewaunee purchased power agreement	(0.28)	(0.39)	0.11
Higher electric transmission expenses, net of recoveries			(0.11)
Income tax impacts at IPL due to Iowa rate making practices	0.07	0.15	(0.08)
Production tax credits from WPL’s Bent Tree wind project	0.08	—	0.08
Healthcare legislation impacts	—	(0.08)	0.08
Net regulatory-related charges from IPL electric rate case decisions	(0.06)	(0.12)	0.06
Allowance for funds used during construction on WPL’s Bent Tree project	—	0.05	(0.05)
Depreciation adjustment at WPL	—	0.05	(0.05)
Completion of federal income tax audits	—	0.05	(0.05)
Cash Balance Pension Plan amendment charges	(0.05)	—	(0.05)
Higher depreciation expense (excl. Bent Tree and adjustment at WPL)			(0.04)
Restructuring and impairment charges	(0.07)	(0.04)	(0.03)
Positive weather impact on electric and gas sales	0.16	0.13	0.03
Charges for emission allowance contracts	(0.02)	—	(0.02)
Other			(0.06)

Total utility operations			$0.06

Non-regulated and Parent operations:
RMT	($0.19)	($0.02)	($0.17)
Non-recurring state income tax impacts	0.17	—	0.17
Alliant Energy Transportation, Inc.	0.12	0.10	0.02
Completion of federal income tax audits	—	0.01	(0.01)
Other			0.04

Total non-regulated and parent operations			$0.05

Non-fuel retail electric rate increases – On January 1, 2011, WPL implemented new retail electric rates as a result of its rate case filed in April 2010. The $8 million annualized rate increase includes a $38 million increase in the non-fuel component of rates largely related to return on the investment and recovery of expenses for the Bent Tree wind project, partially offset by a $30 million decrease in the fuel component of rates. The $0.20 per share amount in the table above reflects the impact of the $38 million increase in the non-fuel component of rates. The $30 million decrease in the fuel component of rates was largely offset by decreases in fuel costs at WPL.

The IPL non-fuel retail rate increases in the table above reflect the full year impact in 2011 of the new electric retail rates implemented in Iowa in March 2010 and the new electric retail rates implemented in Minnesota in July 2010. These electric retail rate increases were largely related to return on the investment and recovery of expenses for the Whispering Willow-East wind project and environmental controls at the Lansing Generating Station.

Higher electric transmission expenses, net of recoveries – IPL implemented a transmission rider in February 2011 which removes transmission service expense from base rates and bills through a rider. The rider provides a true-up mechanism for adjustments to electric rates charged to Iowa electric retail customers for changes in electric transmission service expenses. In 2010, IPL did not have a transmission true-up mechanism and due to higher sales caused by the warm summer and lower than expected transmission service expenses, IPL collected more transmission related revenues than transmission service expenses incurred.

Tax impacts of Iowa rate making practices – For tax purposes, the Whispering Willow-East wind project is being depreciated using 5-year modified accelerated cost recovery system (MACRS), however for book purposes this wind farm is being depreciated using a straight-line method over 25 years. The difference between these two depreciation methods during the initial 5 years results in an overall reduced state tax expense at IPL pursuant to rate making practices. The applicable MACRS rates in 2011 and 2010 for the Whispering Willow-East wind project were 22.5% and 38%, respectively. Due to the substantial reduction in applicable MACRS rates, the overall tax depreciation was reduced compared to 2010 which resulted in higher state taxes at IPL in 2011.

RMT – The losses incurred by RMT in 2011 were largely due to issues relating to a singular solar project built in New Jersey. Schedule delays, abandonment of work by the original subcontractor, and the need to hire additional subcontractors to complete the project work in a timely manner resulted in significant additional costs for RMT in 2011. RMT has filed a lawsuit against the subcontractor; however, Alliant Energy is currently unable to predict the outcome of this lawsuit and thus, RMT has not recognized any potential benefits from the recovery of damages. RMT also experienced modest erosion of margins on its wind projects in 2011. In February 2012, Alliant Energy’s Board of Directors approved a plan to sell the RMT business. Alliant Energy currently expects to begin reporting the results of RMT in discontinued operations in 2012.

2012 Earnings Guidance

Alliant Energy is adjusting its 2012 earnings per share guidance due to the decision to sell RMT in 2012.

	Revised	Previous
Utility	$2.65 - $2.85	$2.65 - $2.85
Non-regulated and Parent	0.10 – 0.20	0.15 – 0.25
Alliant Energy Consolidated	$2.75 - $3.05	$2.80 - $3.10

The 2012 earnings guidance does not include the impacts of any non-cash valuation adjustments, regulatory-related charges or credits, reorganization or restructuring charges, changes in laws or regulations, changes to government incentive elections for wind projects, adjustments made to deferred tax assets and liabilities from valuation allowances and state apportionment assumptions, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in accounting principles that may impact the reported results of Alliant Energy. The 2012 earnings guidance excludes a charge of $0.10 to $0.14 per share expected to be incurred in 2012 caused by increased tax obligations at the utility due to state tax apportionment changes resulting from the planned sale of RMT.

Drivers for Alliant Energy’s 2012 earnings guidance include, but are not limited to:

•	Stable economy and resulting implications on utility sales
•	Normal weather and operating conditions in its utility service territories
•	Ability of IPL and WPL to earn their authorized rates of return
•	Ability of WPL to recover future purchased power, fuel and fuel-related costs through rates in a timely manner
•	Continuing cost controls and operational efficiencies
•	Execution of IPL’s, WPL’s and Alliant Energy Resources LLC (Resources’) capital expenditure plans
•	RMT sale execution
•	Consolidated effective tax rate of 16%

Earnings Conference Call

A conference call to review 2011 results is scheduled for Friday, February 10th at 9:00 a.m. central time. Alliant Energy Chairman and Chief Executive Officer Bill Harvey and President and Chief Operating Officer Pat Kampling will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through February 17, 2012, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company and Wisconsin Power and Light Company – and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 1 million electric and 414,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect,” “anticipate,” “plan,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•

IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to generating units that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of IPL’s retail electric base rate freeze in Iowa through 2013;

•	the state of the economy in IPL’s and WPL’s service territories and resulting implications on sales, margins and ability to collect unpaid bills;

•

developments that adversely impact Alliant Energy’s, IPL’s and WPL’s ability to implement their strategic plans, including unanticipated issues with Resources construction of and selling price of the electricity output from its new 100 megawatt wind generating project, new emission control equipment for various coal-fired generating facilities of IPL and WPL, WPL’s potential purchase of the Riverside Energy Center, IPL’s potential construction of a new natural gas-fired electric generating facility in Iowa, and the potential decommissioning of certain generating facilities of IPL and WPL;

•	weather effects on results of utility operations;

•	successful resolution of the pending challenge by interveners of the approval by the Public Service Commission of Wisconsin of WPL’s Bent Tree - Phase I wind project;

•

issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that fuel and fuel-related prices may have on IPL’s and WPL’s customers’ demand for utility services;

•	the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, or third parties, such as the Sierra Club;

•	issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations;

•	the ability to recover through rates all environmental compliance and remediation costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•

impacts of future tax benefits from deductions for repairs expenditures and mixed service costs and temporary differences from historical tax benefits from such deductions that are reversing into income tax expense in future periods;

•	the ability to find a purchaser for RMT, to successfully negotiate a purchase agreement and to close the sale of RMT;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•

changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•

issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;

•

Alliant Energy’s ability to successfully pursue appropriate appeals with respect to, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by Alliant Energy’s Cash Balance Pension Plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or additional restructurings;

•	impacts that storms or natural disasters in IPL’s and WPL’s service territories may have on their operations and recovery of, and rate relief for, costs associated with restoration activities;

•	access to technological developments;

•	any material post-closing adjustments related to any past asset divestitures;

•	material changes in retirement and benefit plan costs;

•	the impact of incentive compensation plans accruals;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the impact of changes to government incentive elections for wind projects;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the ability to successfully complete tax audits and appeals with no material impact on earnings and cash flows;

•	the direct or indirect effects resulting from terrorist incidents, including cyber terrorism, or responses to such incidents; and

•	factors listed in the “2012 Earnings Guidance” sections of this press release.

Without limitation, the expectations with respect to 2012 Earnings Guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION

FULL YEAR EARNINGS SUMMARY

A summary of Alliant Energy’s 2011 results compared to 2010 results is as follows (net income in millions):

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2011	2010	2011	2010	2011	2010
IPL	$1.12	$1.16	$0.12	$0.14	$1.24	$1.30
WPL	1.45	1.35	0.08	—	1.53	1.35

Subtotal for Utilities	2.57	2.51	0.20	0.14	2.77	2.65
Non-regulated and Parent	0.16	0.11	(0.17)	(0.01)	(0.01)	0.10

EPS from continuing operations	2.73	2.62	0.03	0.13	2.76	2.75
Discontinued operations	0.01	(0.02)	—	—	0.01	(0.02)

Alliant Energy Consolidated	$2.74	$2.60	$0.03	$0.13	$2.77	$2.73

Income (Loss):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2011	2010	2011	2010	2011	2010
IPL	$124.3	$128.0	$13.2	$16.6	$137.5	$144.6
WPL	160.2	149.0	8.4	—	168.6	149.0

Subtotal for Utilities	284.5	277.0	21.6	16.6	306.1	293.6
Non-regulated and Parent	17.8	12.3	(18.6)	(1.2)	(0.8)	11.1

Total earnings from continuing operations	302.3	289.3	3.0	15.4	305.3	304.7
Discontinued operations	1.3	(1.7)	—	—	1.3	(1.7)

Alliant Energy Consolidated	$303.6	$287.6	$3.0	$15.4	$306.6	$303.0

Adjusted, or non-GAAP, operating earnings for 2011 and 2010 do not include the following items (after tax) that were included in the reported GAAP earnings:

	Non-GAAP Income
	(Loss) Adjustments		Non-GAAP EPS
	(in millions)		Adjustments
	2011	2010	2011	2010
Utility Operations:
Restructuring and impairment charges	($7.1)	($4.6)	($0.07)	($0.04)
Net regulatory-related charges from IPL electric rate case decisions	(6.6)	(13.1)	(0.06)	(0.12)
Cash balance pension plan amendment charges	(5.8)	—	(0.05)	—
Charges for emission allowance contracts	(2.1)	—	(0.02)	—
Healthcare legislation impacts	—	(9.2)	—	(0.08)
Depreciation adjustment at WPL	—	5.0	—	0.05
Completion of federal income tax audits	—	5.3	—	0.05

Subtotal for Utility Operations	(21.6)	(16.6)	(0.20)	(0.14)
Non-regulated and Parent Operations:
Non-recurring state income tax impacts	18.9	—	0.17	—
Cash balance pension plan amendment charges	(0.3)	—	—	—
Completion of federal income tax audits	—	1.2	—	0.01

Subtotal for Non-regulated and Parent Operations	18.6	1.2	0.17	0.01

Alliant Energy Consolidated	($3.0)	($15.4)	($0.03)	($0.13)

ALLIANT ENERGY CORPORATION

FOURTH QUARTER EARNINGS SUMMARY

Details regarding fourth quarter GAAP EPS from continuing operations and variances for Alliant Energy’s operations are as follows:

	Q4 GAAP EPS
	2011	2010
Utilities	$0.44	$0.38
Non-regulated and Parent	0.07	0.05

Alliant Energy Consolidated	$0.51	$0.43

	2011	2010	Variance
Utility operations:
Regulatory-related charges from IPL electric rate case decisions	$—	($0.12)	$0.12
Negative weather impact on electric and gas sales	(0.06)	—	(0.06)
Tax Benefit Rider impact at IPL (timing between quarters in 2011)	(0.05)	—	(0.05)
WPL non-fuel retail electric rate increase effective Jan. 1, 2011	0.05	—	0.05
Depreciation and operating expenses from WPL’s Bent Tree wind project	(0.03)	—	(0.03)
Capacity charges at WPL for Kewaunee purchased power agreement	(0.07)	(0.10)	0.03

Total utility operations			$0.06

Non-regulated and Parent operations:
RMT	($0.06)	$0.01	($0.07)
Tax Benefit Rider impact at Parent (timing between quarters in 2011)	0.04	—	0.04
Other effective tax rate adjustments at Parent (timing between quarters)	0.04	(0.01)	0.05
Alliant Energy Transportation, Inc.	0.03	0.03	—

Total non-regulated and parent operations			$0.02

ALLIANT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010

	(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$598.1	$600.0	$2,635.8	$2,674.2
Gas	134.2	149.7	476.7	480.6
Other	16.2	15.7	62.0	64.6
Non-regulated	130.7	67.2	490.8	196.7

	879.2	832.6	3,665.3	3,416.1

Operating expenses:
Utility:
Electric production fuel and energy purchases	174.5	176.8	764.5	819.2
Purchased electric capacity	52.0	57.9	257.2	279.7
Electric transmission service	81.2	69.0	323.8	279.5
Cost of gas sold	84.2	99.1	295.2	304.0
Other operation and maintenance	153.6	171.1	630.2	617.2
Non-regulated operation and maintenance	134.5	57.8	490.9	169.5
Depreciation and amortization	81.5	76.4	323.8	291.3
Taxes other than income taxes	24.2	24.7	101.3	99.6

	785.7	732.8	3,186.9	2,860.0

Operating income	93.5	99.8	478.4	556.1

Interest expense and other:
Interest expense	38.6	40.8	158.3	163.0
Equity income from unconsolidated investments, net	(9.7)	(9.4)	(39.3)	(38.1)
Allowance for funds used during construction	(3.4)	(3.6)	(12.0)	(18.0)
Interest income and other	(2.0)	(3.1)	(4.3)	(4.0)

	23.5	24.7	102.7	102.9

Income from continuing operations before income taxes	70.0	75.1	375.7	453.2

Income tax expense	9.0	23.4	55.1	145.2

Income from continuing operations, net of tax	61.0	51.7	320.6	308.0

Income (loss) from discontinued operations, net of tax	—	0.3	1.3	(1.7)

Net income	61.0	52.0	321.9	306.3

Preferred dividend requirements of subsidiaries	4.0	4.7	18.3	18.7

Net income attributable to Alliant Energy common shareowners	$57.0	$47.3	$303.6	$287.6

Weighted average number of common shares outstanding (basic) (000s)	110,663	110,521	110,626	110,442

Weighted average number of common shares outstanding (diluted) (000s)	110,709	110,599	110,678	110,521

Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted):
Income from continuing operations, net of tax	$0.51	$0.43	$2.73	$2.62
Income (loss) from discontinued operations, net of tax	—	—	0.01	(0.02)

Net income	$0.51	$0.43	$2.74	$2.60

Amounts attributable to Alliant Energy common shareowners:
Income from continuing operations, net of tax	$57.0	$47.0	$302.3	$289.3
Income (loss) from discontinued operations, net of tax	—	0.3	1.3	(1.7)

Net income	$57.0	$47.3	$303.6	$287.6

Dividends declared per common share	$0.425	$0.395	$1.70	$1.58

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
	Dec. 31,
	2011	2010
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant in service, net of accumulated depreciation	$6,322.4	$6,023.9
Utility construction work in progress	257.2	310.0
Other property, plant and equipment, net of accumulated depreciation	457.5	396.7
Current assets:
Cash and cash equivalents	11.4	159.3
Other current assets	855.1	933.4
Investments	300.8	289.2
Other assets	1,483.5	1,170.4

Total assets	$9,687.9	$9,282.9

CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$3,013.0	$2,893.6
Cumulative preferred stock of subsidiaries, net	205.1	243.8
Noncontrolling interest	1.8	2.0
Long-term debt, net (excluding current portion)	2,703.1	2,703.4

Total capitalization	5,923.0	5,842.8

Current liabilities:
Current maturities of long-term debt	1.4	1.3
Commercial paper	102.8	47.4
Other current liabilities	750.8	818.0
Other long-term liabilities and deferred credits	2,909.9	2,573.4

Total capitalization and liabilities	$9,687.9	$9,282.9

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Year Ended Dec. 31,
	2011	2010
	(in millions)
Cash flows from operating activities	$702.7	$984.9

Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(608.1)	(833.3)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(65.3)	(33.6)
Other	21.3	0.4

Net cash flows used for investing activities	(652.1)	(866.5)

Cash flows used for financing activities:
Proceeds from issuance of long-term debt	0.4	500.0
Payments to retire long-term debt	(1.3)	(307.8)
Common stock dividends	(188.1)	(174.6)
Payments to redeem preferred stock	(40.0)	—
Net change in short-term borrowings	55.4	(142.6)
Other	(24.9)	(9.4)

Net cash flows used for financing activities	(198.5)	(134.4)

Net decrease in cash and cash equivalents	(147.9)	(16.0)
Cash and cash equivalents at beginning of period	159.3	175.3

Cash and cash equivalents at end of period	$11.4	$159.3

KEY FINANCIAL STATISTICS
	Dec. 31, 2011	Dec. 31, 2010
Common shares outstanding (000s)	111,019	110,894
Book value per share	$27.14	$26.09
Quarterly common dividend rate per share	$0.425	$0.395

KEY OPERATING STATISTICS
	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Utility electric sales (000s of MWh)
Residential	1,792	1,850	7,740	7,836
Commercial	1,527	1,513	6,253	6,219
Industrial	2,876	2,768	11,504	11,213

Retail subtotal	6,195	6,131	25,497	25,268
Sales for resale:
Wholesale	799	790	3,372	3,325
Bulk power and other	277	319	1,757	1,378
Other	39	41	151	153

Total	7,310	7,281	30,777	30,124

Utility retail electric customers (at Dec. 31)
Residential	842,780	841,726
Commercial	136,732	135,832
Industrial	2,895	2,875

Total	982,407	980,433

Utility gas sold and transported (000s of Dth)
Residential	7,657	9,039	26,891	27,128
Commercial	5,737	6,395	19,271	18,691
Industrial	982	1,198	3,848	4,158

Retail subtotal	14,376	16,632	50,010	49,977
Transportation / other	12,710	12,805	52,210	50,408

Total	27,086	29,437	102,220	100,385

Utility retail gas customers (at Dec. 31)
Residential	367,497	366,261
Commercial	45,667	45,552
Industrial	496	549

Total	413,660	412,362

Estimated margin increases (decreases) from net impacts of weather (in millions) -
	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Electric margins	($6)	($1)	$29	$25
Gas margins	(5)	—	—	(1)

Total weather impact on margins	($11)	($1)	$29	$24

	Quarter Ended Dec. 31,			Year Ended Dec. 31,
	2011	2010	Normal (a)	2011	2010	Normal (a)
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	20	5	12	887	923	736
Madison, Wisconsin (WPL)	10	4	7	814	829	614
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	2,172	2,578	2,518	6,745	6,868	6,763
Madison, Wisconsin (WPL)	2,188	2,581	2,559	6,992	6,798	7,083

(a)   CDDs and HDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical CDDs and HDDs.